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Press Release

Knoll Reports Strong Operating Margins and Profits

• Double digit margin expansion	• Record European profits
• Industry leading operating margins	• Significant deleveraging
• Market share gains	• Strong backlog growth entering 2016
EAST GREENVILLE, PA, February 11, 2016 -- Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2015. Net sales were $305.7 million for the fourth quarter, an increase of 6.7%, or 8.4% on a constant currency basis, from the fourth quarter of 2014. Operating profit for the quarter increased to $21.8 million, or 9.2%, when compared to operating profit of $20.0 million for the fourth quarter of 2014. Adjusted operating profit for the quarter was $33.9 million, an increase of $6.2 million, or 22.4%, from the fourth quarter of 2014. Net earnings for the fourth quarter of 2015 were $13.4 million, an increase of 8.9% when compared to the fourth quarter of 2014. Diluted earnings per share was $0.28 for the quarter compared to $0.26 in the fourth quarter of 2014. Adjusted diluted earnings per share was $0.43 for the quarter compared to $0.35 in the fourth quarter of 2014.
Net sales were $1,104.4 million for the year ended December 31, 2015, an increase of 5.2%, or 6.9% on a constant currency basis, from 2014. Operating profit for the year increased to $101.0 million, or 9.1% of net sales, an increase of 31.5% when compared to 2014. Adjusted operating profit was $113.5 million, or 10.3% of net sales, an increase of 32.0% when compared to 2014. Net income was $66.0 million for 2015, an increase of 41.6% when compared to 2014. Diluted earnings per share was $1.36 for the year compared to $0.97 in 2014. Adjusted diluted earnings per share was $1.52 for 2015 compared to $1.09 in 2014.
“We are so pleased to be reporting strong fourth quarter growth and margin expansion as we complete a year of terrific progress in our journey to create a singular and highly profitable design-driven business,” commented Andrew Cogan, CEO. “We are playing a different game than others to whom we are often compared and executing that strategy well,” he added. “Looking ahead to 2016, our strong year-end backlog positions us well for another year of better-than-industry growth and continued operating margin expansion.”

Fourth Quarter Results
Fourth quarter 2015 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended December 31,		Percent
	2015	2014	Change
Net Sales	$305.7	$286.5	6.7%
Gross Profit	114.4	102.9	11.2%
Gross Profit %	37.4%	35.9%	4.2%
Seating product discontinuation charge	0.9	—	N/A
Adjusted Gross Profit	115.3	102.9	12.1%
Adjusted Gross Profit %	37.7%	35.9%	5.0%
Operating Expenses	92.6	82.9	11.7%
Pension Settlement and OPEB Curtailment	—	6.5	(100.0)%
Remeasurement of FilzFelt Earn-out Liability	—	0.5	(100.0)%
Intangible Asset Impairment Charge	10.7	—	N/A
Restructuring Charges	0.5	0.7	(28.6)%
Adjusted Operating Expenses	81.5	75.2	8.2%
Operating Profit	21.8	20.0	9.2%
Operating Profit %	7.1%	7.0%	1.4%
Adjusted Operating Profit	33.9	27.7	22.4%
Adjusted Operating Profit %	11.1%	9.7%	14.4%
Net Income Attributable to Knoll, Inc. Stockholders	13.4	12.3	8.9%
Earnings Per Share - Diluted	$0.28	$0.26	7.7%
Adjusted Earnings Per Share - Diluted	$0.43	$0.35	22.9%
Constant currency net sales, adjusted gross profit, adjusted operating expenses, adjusted operating profit and adjusted earnings per share are non-GAAP financial measures, and are calculated by excluding from sales, gross profit, operating expenses, operating profit and earnings per share, as applicable, items that we believe to be infrequent or not indicative of our operating performance. For a reconciliation of these non-GAAP measures to the applicable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures” below.
For the fourth quarter, net sales totaled $305.7 million, an increase of 6.7%, or 8.4% on a constant currency basis, when compared to the fourth quarter of 2014. Net sales for the Office segment were $197.5 million during the fourth quarter of 2015, an increase of 7.2%, or 8.4% on a constant currency basis, when compared with the fourth quarter of 2014. The increase in the Office segment was led by recent introductions in complementary and ergonomic product categories. Net sales for the Studio segment were $80.8 million during the fourth quarter of 2015, an increase of 8.5%, or 11.7% on a constant currency basis, when compared with the fourth quarter of 2014. All of our Studio segment businesses, including HOLLY HUNT, KnollEurope and KnollStudio, continued to grow. Growth in these businesses spanned both commercial and residential clients. Net sales for the Coverings segment were $27.4 million during the fourth quarter of 2015, a decrease of 1.3%, or 0.7% on a constant currency basis, when compared with the fourth quarter of 2014. Continued year-over-year growth in Spinneybeck | FilzFelt sales was offset by weakness at KnollTextiles and in the private aviation market of our Edelman leather business.

Gross profit for the fourth quarter of 2015 was $114.4 million, an increase of $11.5 million, or 11.2%, when compared with the fourth quarter of 2014. During the fourth quarter 2015, gross margin increased to 37.4% from 35.9% in the fourth quarter of 2014. Gross profit in the fourth quarter of 2015 includes a one-time charge of $0.9 million due to the discontinuation of one of our seating products. Adjusted gross profit for the fourth quarter of 2015 was $115.3 million, an increase of $12.4 million, or 12.1%, when compared with the fourth quarter of 2014. During the fourth quarter 2015, adjusted gross margin improved 180 basis points from 35.9% to 37.7%. This improvement was driven mainly by the Office segment, where business mix, foreign exchange rates, net price realization, operating efficiencies and improved fixed-cost absorption from higher volumes were all favorable.
Total operating expenses were $92.6 million, or 30.3% of net sales, compared to $82.9 million, or 28.9% of net sales, for the fourth quarter of 2014. Operating expenses in the fourth quarter of 2015 include $11.2 million of infrequent items. These items include a non-cash Edelman tradename impairment of $10.7 million, as well as restructuring charges of $0.5 million that are intended to streamline our corporate structure and improve future profitability. Operating expenses in the fourth quarter of 2014 included a pension settlement and other postretirement benefit curtailment of $6.5 million, restructuring charge of $0.7 million, and a $0.5 million charge for the remeasurement of the FilzFelt earn-out liability. Excluding these items, adjusted operating expenses were $81.5 million for the fourth quarter of 2015, compared to $75.2 million for the fourth quarter of 2014. The increase in adjusted operating expenses was related to higher commissions from increased sales volume as well as higher incentive compensation and profit sharing resulting from increased profitability.
Operating profit for the fourth quarter of 2015 was $21.8 million, or 7.1% of net sales, an increase of $1.8 million, or 9.2%, when compared to the fourth quarter of 2014. Adjusted operating profit for the fourth quarter of 2015 was $33.9 million, or 11.1% of net sales, an increase of $6.2 million, or 22.4%, when compared to the fourth quarter of 2014. Operating profit for the Office segment was $15.7 million, or 7.9% of net sales, in the fourth quarter of 2015, an increase of $8.9 million, or 130.9%, when compared with the fourth quarter of 2014. Adjusted operating profit for the Office segment was $17.1 million, or 8.7% of net sales, an increase of $3.7 million, or 27.6%, when compared to the fourth quarter of 2014. Operating profit for the Studio segment was $10.9 million, or 13.5% of net sales, an increase of $1.4 million, or 14.7%, when compared with the fourth quarter of 2014. Adjusted operating profit for the Studio segment was $10.9 million, or 13.5% of net sales, an increase of $1.5 million, or 16.0%, when compared to the fourth quarter of 2014. Operating loss for the Coverings segment was $4.8 million, a decrease of $8.5 million when compared to the fourth quarter of 2014. Operating loss for the Coverings segment included a $10.7 million impairment charge related to the write-down of the Edelman tradename. This write-down was primarily the result of weakness in the private aviation market. There are no cash implications to the aforementioned charge and Edelman Leather remains solidly profitable and accretive to our earnings. Excluding this charge, adjusted operating profit for the Coverings segment was $5.9 million, or 21.5% of net sales, an increase of $1.0 million, or 20.4%, when compared to the fourth quarter of 2014. For a reconciliation of adjusted operating profit to operating profit, see “Reconciliation of Non-GAAP Financial Measures” below.
During the fourth quarter of 2015, other income was $0.5 million, which primarily related to foreign exchange gains. During the fourth quarter of 2014, other income was $3.2 million. Other income for the fourth quarter of 2014 primarily related to foreign exchange gains, which increased diluted earnings $0.03 per share. Other income for the fourth quarter of 2014 also included the gain on the sale of our Equity product line for $0.6 million.
Net income for the fourth quarter 2015 was $13.4 million, or $0.28 diluted earnings per share, compared to $12.3 million, or $0.26 diluted earnings per share, for the fourth quarter of 2014. Adjusted diluted earnings per share was $0.43 and $0.35 for the fourth quarter of 2015 and 2014, respectively.

Capital expenditures for the fourth quarter of 2015 totaled $9.8 million compared to $9.6 million in the fourth quarter of 2014. During the fourth quarter of 2015, the Company paid a quarterly dividend of $7.2 million, or $0.15 per share, compared to a quarterly dividend of $5.7 million, or $0.12 per share, in the fourth quarter of 2014.
Full Year Results
2015 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Year Ended December 31,		Percent
	2015	2014	Change
Net Sales	$1,104.4	$1,050.3	5.2%
Gross Profit	412.1	371.7	10.9%
Gross Profit %	37.3%	35.4%	5.4%
Seating product discontinuation charge	0.9	—	NA
Adjusted Gross Profit	413.0	371.7	11.1%
Adjusted Gross Profit %	37.4%	35.4%	5.6%
Operating Expenses	311.1	294.8	5.5%
Pension Settlement and OPEB Curtailment	—	6.5	(100.0)%
Remeasurement of FilzFelt Earn-out Liability	—	0.5	(100.0)%
Acquisition Expenses	—	0.7	(100.0)%
Intangible Asset Impairment Charge	10.7	—	NA
Restructuring Charges	0.9	1.5	(40.0)%
Adjusted Operating Expenses	299.5	285.6	4.8%
Operating Profit	101.0	76.8	31.5%
Operating Profit %	9.1%	7.3%	24.7%
Adjusted Operating Profit	113.5	86.0	32.0%
Adjusted Operating Profit %	10.3%	8.2%	25.6%
Net Income Attributable to Knoll, Inc. Stockholders	66.0	46.6	41.6%
Earnings Per Share - Diluted	$1.36	$0.97	40.2%
Adjusted Earnings Per Share - Diluted	$1.52	$1.09	39.4%
Constant currency net sales, adjusted gross profit, adjusted operating expenses, adjusted operating profit and adjusted earnings per share are non-GAAP financial measures, and are calculated by excluding from sales, gross profit, operating expenses, operating profit and earnings per share, as applicable, items that we believe to be infrequent or not indicative of our operating performance. For a reconciliation of these non-GAAP measures to the applicable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures” below.

For the year, net sales totaled $1,104.4 million, an increase of 5.2%, or 6.9% on a constant currency basis, from 2014. Net sales for the Office segment were $686.9 million for 2015, an increase of 4.7%, or 5.5% on a constant currency basis, when compared with 2014. The increase in net sales in the Office segment was attributable to growth across all of our product categories, but the most predominant growth was experienced in complimentary products where we have been aggressively investing. Net sales for the Studio segment were $303.8 million for 2015, an increase of 8.8%, or 13.2% on a constant currency basis, when compared with 2014. This increase in sales was driven by strong growth in HOLLY HUNT, KnollEurope, as well as our North American Studio business. Net sales for the Coverings segment were $113.7 million, a decrease of 1.0%, or 0.3% on a constant currency basis, when compared with 2014. For the full year 2015, Spinneybeck | FilzFelt and KnollTextiles all grew, while Edelman was negatively impacted by weakness in the private aviation market.
Gross profit for 2015 was $412.1 million, an increase of $40.4 million, or 10.9%, when compared with 2014. During 2015, gross margin increased to 37.3% from 35.4% in 2014. Gross profit for 2015 includes a one-time charge of $0.9 million due to the discontinuation of one of our seating products. Adjusted gross profit for 2015 was $413.0 million, an increase of $41.3 million, or 11.1%, when compared with 2014. During 2015, adjusted gross margin improved 200 basis points from 35.4% to 37.4%. Gross profit improved across all three of our operating segments as a result of favorable foreign exchange rates, net price realization, operating efficiencies and improved fixed-cost absorption from higher volumes.
Total operating expenses for 2015 were $311.1 million, or 28.2% of net sales, compared to $294.8 million, or 28.1% of net sales, for 2014. Operating expenses for 2015 include $11.5 million of infrequent items. These items include a non-cash Edelman tradename impairment of $10.7 million as well as restructuring charges of $0.9 million that are intended to streamline our corporate structure and improve future profitability. There are no cash implications to the aforementioned charge and Edelman Leather remains solidly profitable and accretive to our earnings. Operating expenses for 2014 include the pension settlement and other postretirement benefit curtailment of $6.5 million, acquisition expenses of $0.7 million, restructuring charges of $1.5 million and a charge of $0.5 million associated with the remeasurement of the FilzFelt earn-out liability. Excluding these items, adjusted operating expenses were $299.5 million for 2015 compared to $285.6 million for 2014. The increase in adjusted operating expenses was related to higher commissions from increased sales volume as well as higher incentive compensation and profit sharing resulting from increased profitability.
Operating profit for 2015 was $101.0 million, an increase of $24.2 million, or 31.5%, when compared to 2014. Operating profit as a percent of net sales was 9.1% for 2015 compared to 7.3% in 2014. Adjusted operating profit for 2015 was $113.5 million, or 10.3% of net sales, an increase of $27.5 million, or 32.0%, when compared to 2014. Operating profit for the Office segment was $43.1 million for 2015, compared to $22.0 million in 2014. Adjusted operating profit for the Office segment was $44.5 million, or 6.5% of net sales, in 2015, an increase of $15.1 million, or 51.4%, when compared with 2014. Operating profit for the Studio segment was $43.3 million for 2015, compared to $33.6 million in 2014. Adjusted operating profit for the Studio segment was $43.7 million, or 14.4% of net sales, for 2015, an increase of $9.5 million, or 27.8%, when compared with 2014. Operating profit for the Coverings segment was $14.6 million for 2015, compared to $21.2 million in 2014. Adjusted operating profit for the Coverings segment was $25.3 million, or 22.3% of net sales, for 2015, an increase of $2.9 million, or 12.9%, when compared to 2014. For a reconciliation of adjusted operating profit to operating profit, see “Reconciliation of Non-GAAP Financial Measures” below.
Interest expense for 2015 decreased $0.5 million compared to 2014. The decrease in interest expense was due primarily to a reduction in outstanding debt. Other income in 2015 and 2014 was $9.2 million and $6.3 million, respectively, which primarily consisted of foreign exchange gains.

The effective tax rate was 36.2% for 2015, as compared to 38.5% for 2014. Our effective tax rate is dependent upon the mix of pretax income in the countries in which we operate.
In 2015, we generated net income of $66.0 million, or $1.36 diluted earnings per share, compared to $46.6 million, or $0.97 diluted earnings per share, in 2014. Adjusted diluted earnings per share was $1.52 and $1.09 for 2015 and 2014, respectively.
Capital expenditures in 2015 totaled $29.3 million compared to $41.6 million for 2014. During 2015, we reduced our long-term debt by $36.0 million. In addition, we paid dividends of $24.4 million in 2015 compared with $22.7 million in 2014.
“2015 was a productive year, we have grown adjusted EBITDA by 25% and paid down $36.0 million of debt, resulting in a reduction in our debt leverage from 2.41 to 1.67 times EBITDA all while increasing dividends by 25%.  We enter 2016 with a strong and flexible balance sheet,” commented Craig B. Spray, SVP & CFO.
Business Segment Results
The following information categorizes the Company's results into its reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzFelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended December 31,		Year Ended December 31,
Net Sales (in millions)	2015	2014	2015	2014
Office	$197.5	$184.3	$686.9	$656.2
Studio	80.8	74.5	303.8	279.2
Coverings	27.4	27.7	113.7	114.9
Total Net Sales	$305.7	$286.5	$1,104.4	$1,050.3

	Three Months Ended December 31,		Year Ended December 31,
Operating Profit (Loss) (in millions)	2015	2014	2015	2014
Office	$15.7	$6.8	$43.1	$22.0
Studio	10.9	9.5	43.3	33.6
Coverings	(4.8)	3.7	14.6	21.2
Total Operating Profit	$21.8	$20.0	$101.0	$76.8

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We present Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to display ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within this press release are Constant Currency Net Sales, Last Twelve Months (“LTM”) Adjusted EBITDA, Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Profit and Adjusted Earnings Per Share - Diluted. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only as supplemental presentations.
The following table reconciles Constant Currency Net Sales, to GAAP Net Sales for the periods indicated.

	Office	Studio	Coverings	Knoll, Inc.
	($ in thousands)
Q4 2015 Net Sales	$197,563	$80,816	$27,356	$305,735
Currency translation effects (1)	2,100	2,400	174	4,674
Q4 2015 Constant Currency Net Sales	199,663	83,216	27,530	310,409

Q4 2014 Net Sales	184,257	74,480	27,716	286,453

Adjusted Growth / (Decline) $	$15,406	$8,736	$(186)	$23,956
Adjusted Growth / (Decline) %	8.4%	11.7%	(0.7)%	8.4%

FY 2015 Net Sales	$686,944	$303,838	$113,661	$1,104,443
Currency translation effects (1)	5,597	12,185	943	18,725
FY 2015 Constant Currency Net Sales	692,541	316,023	114,604	1,123,168

FY 2014 Net Sales	656,230	279,165	114,899	1,050,294

Adjusted Growth / (Decline) $	$36,311	$36,858	$(295)	$72,874
Adjusted Growth / (Decline) %	5.5%	13.2%	(0.3)%	6.9%
(1) Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior year period.

The following table reconciles Adjusted Gross Profit to GAAP Gross Profit for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	($ in millions)
Knoll Inc.
Gross Profit	$114.4	$102.9	$412.1	$371.7
Add back:
Seating product discontinuation charge	0.9	—	0.9	—
Adjusted Gross Profit	$115.3	$102.9	$413.0	$371.7
Net Sales	$305.7	$286.5	$1,104.4	$1,050.3
Adjusted Gross Profit %	37.7%	35.9%	37.4%	35.4%

The following table reconciles Adjusted Operating Expenses to GAAP Operating Expenses for the periods indicated.

	Three Months Ended December 31,			Year Ended December 31,
	2015		2014	2015	2014
	($ in millions)
Knoll Inc.
Adjusted Operating Expenses	$81.5		$75.2	$299.5	$285.6
Pension Settlement and OPEB Curtailment	—		6.5	—	6.5
Remeasurement of FilzFelt Earn-out Liability	—		0.5	—	0.5
Acquisition Expenses				—	0.7
Intangible Asset Impairment Charge	10.7		—	10.7	—
Restructuring Charges	0.5		0.7	0.9	1.5
Operating Expenses	92.6	(1)	82.9	311.1	294.8
(1) Results do not sum due to rounding

The following table reconciles Adjusted Operating Profit to GAAP Operating Profit for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	($ in millions)
Office Segment
Operating Profit	$15.7	$6.8	$43.1	$22.0
Add back:
Pension settlement and OPEB curtailment	—	5.3	—	5.3
Restructuring charges	0.5	1.3	0.5	2.1
Seating product discontinuation charge	0.9	—	0.9	—
Adjusted Operating Profit	$17.1	$13.4	$44.5	$29.4
Net Sales	$197.5	$184.3	$686.9	$656.2
Adjusted Operating Profit %	8.7%	7.3%	6.5%	4.5%

Studio Segment
Operating Profit	$10.9	$9.5	$43.3	$33.6
Add back:
Pension settlement and OPEB curtailment	—	0.8	—	0.8
Acquisition expenses	—	—	—	0.7
Restructuring charges	—	(0.9)	0.4	(0.9)
Adjusted Operating Profit	$10.9	$9.4	$43.7	$34.2
Net Sales	$80.8	$74.5	$303.8	$279.2
Adjusted Operating Profit %	13.5%	12.6%	14.4%	12.2%

Coverings Segment
Operating (Loss) Profit	$(4.8)	$3.7	$14.6	$21.2
Add back:
Pension settlement and OPEB curtailment	—	0.4	—	0.4
Remeasurement of FilzFelt earn-out liability	—	0.5	—	0.5
Intangible asset impairment charge	10.7	—	10.7	—
Restructuring charges	—	0.3	—	0.3
Adjusted Operating Profit	$5.9	$4.9	$25.3	$22.4
Net Sales	$27.4	$27.7	$113.7	$114.9
Adjusted Operating Profit %	21.5%	17.7%	22.3%	19.5%

Knoll Inc.
Operating Profit	$21.8	$20.0	$101.0	$76.8
Add back:
Pension settlement and OPEB curtailment	—	6.5	—	6.5
Remeasurement of FilzFelt earn-out liability	—	0.5	—	0.5
Acquisition expenses	—	—	—	0.7
Intangible asset impairment charge	10.7	—	10.7	—
Restructuring charges	0.5	0.7	0.9	1.5
Seating product discontinuation charge	0.9	—	0.9	—
Adjusted Operating Profit	$33.9	$27.7	$113.5	$86.0
Net Sales	$305.7	$286.5	$1,104.4	$1,050.3
Adjusted Operating Profit %	11.1%	9.7%	10.3%	8.2%

The following table reconciles Adjusted Earnings Per Share - Diluted to GAAP Earnings Per Share - Diluted for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015		2014
Earnings per Share - Diluted	$0.28	$0.26	$1.36		$0.97
Add back:
Seating product discontinuation charge	0.01	—	0.01		—
Pension settlement and OPEB curtailment	—	0.08	—		0.08
Acquisition expense	—	—	—		0.01
Intangible asset impairment charge	0.13	—	0.13		—
Restructuring charges	0.01	0.01	0.01		0.02
Adjusted Earnings per Share - Diluted	$0.43	$0.35	$1.52	(1)	$1.09	(1)
(1) Results do not sum due to rounding
The following table illustrates the computation of our bank leverage calculation and is in accordance with our Second Amended and Restated Credit Agreement dated May 20, 2014.

	12/31/2014		3/31/2015	6/30/2015	9/30/2015	12/31/2015
	($ in millions)
Debt Levels (1)	$275.5		$316.7	$290.7	$274.2	$238.7
LTM Net Earnings	46.6		56.2	62.6	64.8	66.0
LTM Adjustments
Interest	6.7		6.9	6.8	6.6	6.1
Taxes	29.2		35.0	37.2	39.1	37.5
Depreciation and Amortization	20.0		20.6	21.1	21.2	21.3
Non-cash items and Other (2)	11.9		5.7	3.3	6.0	12.5
LTM Adjusted EBITDA	$114.4	(4)	$124.4	$131.0	$137.7	$143.4
Bank Leverage Calculation (3)	2.41		2.55	2.22	1.99	1.67

(1) Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2) Non-cash items and Other includes, but is not limited to, a pension settlement and other postretirement benefit curtailment, stock-based compensation expenses, unrealized gains and losses on foreign exchange, and restructuring charges.

(3) Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

(4) Includes an annualized proforma EBITDA for HOLLY HUNT, which was acquired on February 3, 2014.

Conference Call Information
Knoll will host a conference call on Friday, February 12, 2016 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     877 415-3186
International     857 244-7329
Passcode      975 758 45
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website. In addition, an audio replay of the conference call will be available through February 19, 2016 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 975 758 45).
Knoll also plans to launch a fourth quarter and full year 2015 video presentation at http://www.knoll.com/investors on Thursday, February 11, 2016 following the close of the market.
About Knoll
Knoll is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, and HOLLY HUNT - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release, and the video presentation released today that supplements this press release, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our expectations with respect to leverage, and our future sales performance in relation to our industry (BIFMA). Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net sales	$305,734	$286,453	$1,104,442	$1,050,294
Cost of sales	191,309	183,603	692,310	678,609
Gross profit	114,425	102,850	412,132	371,685
Selling, general, and administrative expenses	81,468	75,599	299,476	286,801
Restructuring charges	455	737	896	1,532
Intangible asset impairment charge	10,650	—	10,650	—
Pension settlement and OPEB curtailment	—	6,509	—	6,509
Operating profit	21,852	20,005	101,110	76,843
Interest expense	1,479	1,864	6,865	7,378
Other (income) expense, net	(460)	(3,187)	(9,174)	(6,285)
Income before income tax expense	20,833	21,328	103,419	75,750
Income tax expense	7,403	9,012	37,471	29,165
Net earnings	13,430	12,316	65,948	46,585
Net earnings (loss) attributable to noncontrolling interests	(18)	28	(15)	(11)
Net earnings attributable to Knoll, Inc. stockholders	$13,448	$12,288	$65,963	$46,596

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.28	$0.26	$1.38	$0.98
Diluted	$0.28	$0.26	$1.36	$0.97

Weighted-average shares outstanding:
Basic	47,810,563	47,440,665	47,746,707	47,346,532
Diluted	48,451,712	48,173,832	48,438,231	48,068,249

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,192	$19,021
Customer receivables, net	116,532	114,551
Inventories	140,798	140,835
Deferred income taxes	20,485	15,868
Prepaid and other current assets	26,765	21,544
Total current assets	308,772	311,819
Property, plant, and equipment, net	172,142	165,019
Goodwill and Intangible assets, net	367,840	382,657
Other non-current assets	7,331	9,448
Total assets	$856,085	$868,943
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	89,552	114,914
Income taxes payable	1,580	12,895
Other current liabilities	114,908	93,965
Total current liabilities	216,040	231,774
Long-term debt	212,000	248,000
Other non-current liabilities	166,273	175,951
Total liabilities	594,313	655,725
Total equity	261,772	213,218
Total liabilities and equity	$856,085	$868,943

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2015	2014
	(Unaudited)
Net earnings	$65,948	$46,585
Cash provided by operating activities	88,854	88,227
Cash used in investing activities	(29,610)	(135,250)
Cash (used in) provided by financing activities	(67,517)	57,265
Effect of exchange rate changes on cash and cash equivalents	(6,556)	(3,247)
(Decrease) increase in cash and cash equivalents	(14,829)	6,995
Cash and cash equivalents at beginning of period	19,021	12,026
Cash and cash equivalents at end of period	$4,192	$19,021